Exhibit 99.3

Washington Mutual, Inc.
Prepared Remarks for Fourth Quarter 2007 Earnings Conference Call
January 17, 2008

Please see the Cautionary Statements at the end of this document

Remarks of Kerry Killinger Chairman and CEO

Good afternoon, everyone. Thank you for joining us today as we review the results for the fourth quarter and full year of 2007.

Joining me today on the call is Tom Casey, our CFO, who will discuss our quarterly performance in more detail and update our 2008 earnings drivers. Our President, Steve Rotella, will also be available to answer questions at the end of our remarks this afternoon.

Fourth Quarter and Full-year 2007 Earnings
Earlier today, we announced our financial results for the fourth quarter and full-year of 2007. As you all know, the second half of 2007 has been a period of extreme stress and turmoil for the mortgage and credit markets. Our financial performance reflects that market impact, as well as proactive efforts on our part to better position the company for a difficult environment going into 2008.

For the fourth quarter, we reported a net loss of $1.9 billion or $2.19 per share. As we announced in December, the loss was due to loan loss provisioning of $1.5 billion and a $1.6 billion after-tax non-cash writedown of Home Loans segment goodwill. Due to the fourth quarter results, we also reported a net loss of $67 million or $0.12 per diluted share for the full year 2007.

Clearly, these results are disappointing, and as CEO, I take responsibility.  Yes, the environment was extraordinarily difficult, but we have to do better.  It is also my responsibility, along with the management team, to take the necessary actions to return the company to strong profitability.  And we will.

We took the following significant steps in December to bolster the company’s capital and streamline operations in anticipation of continued stress in the mortgage and credit markets:

•
The issuance of convertible preferred stock, raising $2.9 billion of new capital and increasing our year-end tangible capital ratio to 6.67 percent, or $3.7 billion above our targeted ratio of 5.50 percent or more.

•	A reduction in the quarterly cash dividend rate on the company’s common stock to 15 cents per share.
•	A major expense reduction initiative projected to reduce 2008 noninterest expense by $500 million to $8.0 billion or less.
•	And, a significant acceleration in the strategic focus of our Home Loans business, with increased emphasis on mortgage lending through our retail banking stores and other retail distribution channels.

The combination of these critical steps further fortifies WaMu’s strong capital and liquidity position and enables the company to continue to pursue various initiatives, particularly in our retail banking business which is at the core of our business strategy.   I want all of you to know that we are not done.  We are committed to making changes, no matter how difficult, that will speed our return to profitability.

Prepared Remarks - January 17, 2008	Page 2

So now, let’s turn our attention to the topic of credit. Our credit performance and near-term outlook are essentially unchanged from the projections we made in our press release in December. The fourth quarter provision totaled $1.5 billion, roughly twice fourth quarter net charge-offs of $747 million, both within our December guidance.

Clearly, the current downturn in housing is acute and deeper than expected. We continue to see declining home prices, elevated inventories of unsold homes and increased foreclosure activity. As has been very well-publicized, home values are declining nationally and the downturn has been more severe in some of WaMu’s larger markets, like California, than it has been nationally. However, I’d like to point out that we continue to support measures that could strengthen the housing market, including:

•	Aggressive easing by the Fed,
•	Temporarily raising the conforming limits for GSEs,
•	Government economic stimulus actions, and
•	Continued efforts by lenders to help borrowers remain in their homes.

Foreseeing a difficult credit environment in 2008, we issued guidance in December significantly increasing our first quarter provisioning to a range of $1.8 to $2.0 billion and Tom will go into much more detail about our credit profile and outlook in his remarks.

Prepared Remarks - January 17, 2008	Page 3

Reflecting the strength of our franchise, the company generated revenue of $3.4 billion in the fourth quarter, a combination of strong net interest income and growth in depositor and other retail banking fee income. We achieved those revenues despite the continued illiquidity in the capital markets during the quarter, which resulted in net losses on the company’s trading and available-for-sale securities portfolios of $528 million. Without those net valuation losses, our quarterly revenue would have increased to $3.9 billion.

We expect the revenue strength of our businesses, together with a capital cushion of $3.7 billion above our target tangible capital ratio of 5.50 percent at year end, to enable us to manage through a severe credit period and return to our targeted levels of financial performance thereafter.

Retail Banking
The Retail Bank continued to perform well in 2007 delivering a year-over-year 12 percent increase in noninterest income which far exceeded the 5 percent increase in noninterest expense. The modest increase in noninterest expense was driven by a rise in staffing levels as we opened new retail stores throughout the year, along with the continuing emphasis on growing the company’s small business activities.

Prepared Remarks - January 17, 2008	Page 4

The quarter’s decline in net income to $278 million from $456 million in the third quarter reflected the increase in the provision for loan losses in the segment’s home loan and home equity loan portfolios, which were pressured by the deteriorating housing market. Pretax income from our Retail Banking network excluding the loan loss provision totaled $3.3 billion in 2007, up 14 percent from $2.9 billion in 2006.

Prepared Remarks - January 17, 2008	Page 5

We continued our strong customer growth trend in 2007. We added 1.1 million net new checking accounts during the year, exceeding our goal of adding more than one million net new checking accounts for the second consecutive year. Reflecting the growth in new accounts, the average balance in noninterest checking accounts was up by 7 percent year over year. And the continued attractiveness of our Free Checking product led to a 7 percent increase in retail banking households to end the year with just under 10 million households. The pace of increase in net new checking accounts slowed somewhat in the fourth quarter due to normal seasonality and the closure of inactive accounts. Checking account sales both in our stores and online continued to be solid during the fourth quarter and we expect net new checking to show a nice increase in the first quarter of 2008.

As we look forward, we expect the Retail Bank to continue its strong growth trend and continue to target more than one million net new checking accounts this year and expect to open between 100 and 150 new financial stores in our existing markets in 2008.

Card Services
Net income of $92 million in the fourth quarter for our Card Services group was up from $66 million for the third quarter. Earnings were reduced, however, by valuation losses of $159 million on retained interests, reflecting continued illiquidity in the capital markets which drove higher discount rates. The quarter also included a charge of $50 million arising from the VISA related litigation liabilities. Visa also filed documents with the SEC in preparation for an initial public offering. In connection with our ownership interest in Visa, we expect to recognize a benefit from their planned IPO.

Prepared Remarks - January 17, 2008	Page 6

Managed receivables at year end increased 16 percent over the past twelve months. However, with a slowing of the economy and modestly higher rates of unemployment, we are cutting back on direct marketing and focusing our efforts to grow new accounts from WaMu’s retail customer base. We opened 653,000 new credit card accounts in the fourth quarter. While overall account growth was down 31 percent on a linked quarter basis, the percentage of new customers from our retail channel has increased to 37 percent of the quarter’s production, compared with 28 percent a year ago.

As we have said in the past, the primary external variable impacting Card’s credit quality is the level of unemployment. In line with our expectations, we saw net credit losses increase to 6.90 percent of average managed receivables from 6.37 percent in the prior quarter. At the same time, the period-end 30+ day managed delinquency rate increased to 6.47 percent from 5.73 percent in the third quarter.

We expect further softening in the economy during 2008 and therefore are expecting the double digit managed receivables growth of the past two years to decline to mid-single digits as we adjust our management of the portfolio to that environment. In the past we have stated that normal loss rates for our credit card portfolio should be in the range of 7 to 8 percent, however, given the economic softening projected for 2008 we anticipate that range of loss to be somewhat higher in the range of 8.5 to 9.5%. We are coming off a period of cyclical lows for credit card losses, but as we have stated before, we expect that the impact on our risk adjusted margins will be partially mitigated through our risk based pricing and fee strategies.

Commercial Group
The Commercial Group continued to deliver solid operating results in the fourth quarter reporting net income of $94 million, up 62 percent from $58 million in the third quarter. Noninterest income improved somewhat from the third quarter but continued to be negatively impacted by the lack of liquidity in the capital markets in the fourth quarter.

Prepared Remarks - January 17, 2008	Page 7

Commercial Group loan volume totaled $4.8 billion for the fourth quarter, up 18 percent from the prior quarter, driven by an increase in commercial real estate lending. At the end of the year, the portfolio increased to $40.1 billion, consisting of $30.5 billion in multi-family loans and $9 billion of commercial real estate loans. Credit quality continues to be very strong with net charge-offs for the quarter at less than 1 basis points. Despite the ongoing strong credit quality of our Commercial Group, as with our credit cards, we are tightening our underwriting and planning for less growth of this portfolio in 2008.

Home Loans
As we look at our Home Loans business, it’s clear that the weakness in both the housing and credit markets have led to a fundamental shift within the mortgage industry. The lack of liquidity for loans that are not backed by a mortgage agency guarantee has shifted most lenders toward primarily originating conforming products. At this time, it is only banks with balance sheet capacity that are making nonconforming loans. Reflecting this environment our Home Loans volume declined 28 percent on a linked quarter basis and we saw an increase in the percentage of conforming loan originations. On the positive side we are seeing high quality in the nonconforming loans we are originating but we are limiting our balance sheet growth to preserve our capital. In this environment we estimate the overall mortgage origination market in 2008 will be approximately $1.5 trillion, 40 percent lower than 2007 originations.

Prepared Remarks - January 17, 2008	Page 8

In December we announced the plan to substantially adjust and resize our Home Loans business to reflect a smaller overall market, by:

•	Discontinuing all remaining lending through our subprime mortgage channel;
•	Closing approximately 190 of 336 home loan centers and sales offices;
•	Closing nine Home Loans processing and call centers;
•	Eliminating approximately 2,600 Home Loans positions, or about 22 percent of the staff;
•	Eliminating approximately 550 corporate and other support positions; and
•	Closing WaMu Capital Corp, our institutional broker-dealer business, as well as our mortgage banker finance warehouse lending operation.

These steps significantly accelerate our focus on mortgage lending through our retail banking stores and other retail distribution channels.

I’ll now turn it over to Tom.

Prepared Remarks - January 17, 2008	Page 9

Remarks of Tom Casey Executive Vice President and CFO

Thank you, Kerry.

The second half of 2007 was a period of unprecedented challenges in the mortgage and credit markets. The environment has been difficult for all financial institutions – and for Washington Mutual in particular – but I’m pleased with the steps we have taken to strengthen our capital and liquidity position during this period of uncertainty.

My comments today will focus on four key areas:

•
First, in the past six months we have significantly reduced our exposure to market valuation changes. We have reduced the combination of our trading assets and loans held for sale by nearly 70 percent from $25 billion at the end of June to $8 billion at year end. Approximately 40 percent of the $8 billion was conforming loans held for sale to the agencies and are hedged by TBAs.

•	Second, we are proactively managing our way through the housing correction and are focused on managing exposure to those loans most “at risk”;
•
Third, solid operating revenues and a substantial capital cushion above our targeted tangible capital ratio of 5.50 percent and disciplined expense management across all of our businesses are expected to provide us the financial flexibility to manage though this period of expected elevated credit costs.

•	Fourth, we have sufficient liquidity to fund our business operations.

I’ll review each of these issues and our outlook on earnings drivers for 2008 in my remarks this afternoon.

Market Disruptions
Before I go into detail regarding the impact of the housing correction on our loan portfolio I want to address the ongoing deterioration of the capital markets during the fourth quarter. For the quarter we recognized $528 million of net losses in trading assets and available-for-sale securities. These losses were primarily in three areas: remaining trading assets of our institutional broker-dealer operations, credit card retained interests and adjustments in the valuation of available-for-sale securities. While the capital markets remain volatile, we have been proactive in reducing our market valuation exposure as you will see from the details I’m about to review.

Of the $528 million of losses, $267 million related to the mark-to-market on trading assets in the fourth quarter. The $267 million is primarily comprised of two items. The first was a $159 million adjustment related to higher discount rates used in valuing our $1.8 billion in credit card retained interests.

The second relates to $83 million in trading losses by our broker-dealer, WaMu Capital Corp., which is in the process of being closed due to our change in strategy for our Home Loans operations. At year-end, 42 percent of the $507 million of these securities were rated AAA. The book value of those securities rated AA or below, was 69 percent of the securities’ par value.

And, the other area we experienced write downs of assets was on our AFS portfolio where in the fourth quarter we recognized net losses of $261 million. At year-end, 93 percent of the $19 billion in AFS mortgage backed securities were rated AAA and less than 1 percent was below investment grade. All the other than temporary impairment losses recognized in the quarter were on securities rated AA and below. We have included a schedule of our remaining AFS portfolio and you can see that the securities below AAA have been marked down between 20 and 73 percent, depending upon their underlying collateral and rating. In total the book value of those securities was approximately 70 percent of the securities’ par value.

Prepared Remarks - January 17, 2008	Page 10

AFS MBS Portfolio by asset type and Investment grade (in millions)	AAA*	AA	A	A	BBB	Below IG	Total
Mortgage Backed Securities
Agency	$7,193	$-	$-		$-	$-	$7,193
Prime	3,801	540	161		73	-	4,575
Alt-A	600	175	68		74	23	940
Subprime	236	88	121		37	9	491
CMBS	6,014	17			10	9	6,050
Total MBS at Fair Value	17,844	820	350		194	41	19,249
Fair Value as % of par value	99.3%	81.4%	72.3%		55.6%	27.7%	96.5%
Percent of Total MBS	93%	4%	2%		1%	-%	100%

* Includes not rated securities that are guaranteed by the U.S. Government or U.S. Government sponsored agencies

Credit Quality and Provision for Loan Losses
Now lets move on to credit quality and provision for loan losses. As Kerry mentioned, the fourth quarter’s net charge-offs and provision for loan losses were consistent with the guidance we provided in December. The provision of $1.5 billion was up from $967 million in the third quarter and net charge-offs grew to $747 million in the fourth quarter from $421 million in the prior quarter. At quarter end, our nonperforming assets ratio totaled 2.17 percent, up from 1.65 percent at the end of the third quarter.

Although we are not seeing significant changes in early stage delinquencies, once a borrower is delinquent it is difficult for them to cure their loan because home prices in many areas of the country are not only deteriorating, but homes are also taking longer to sell. In addition, liquidity for consumers has decreased with far fewer refinancing opportunities, especially for nonconforming loans. We don’t expect to see an end or reversal of this trend until the level of home inventories peaks and starts to decline.

Another driver of the increase is loan modifications for troubled borrowers and rising real estate owned balances. We have been very proactive in modifying loans to keep our borrowers’ in their homes when possible. As a result we have seen a dramatic increase in troubled debt restructurings reported as part of our nonperforming assets. Approximately 56 percent of the $633 million in nonaccrual TDRs were current with revised loan terms at year-end. We expect the level of modifications to continue to rise in 2008 as we continue our proactive practice of modifying loans.

Prepared Remarks - January 17, 2008	Page 11

During the fourth quarter, we continued to see net charge-offs of subprime and home equity loans dominate net charge offs, accounting for approximately 70 percent of the total charge-offs on residential loans. These loans also continue to drive the majority of the increase in our provision. At year-end, our reserve for loan losses was up 36 percent to $2.6 billion from the end of the third quarter reflecting the effects of increases in NPAs and charge-offs in the second half of the year. The allowance for loan losses is up 65 percent from mid-year 2007.

In order to give you some perspective to evaluate the credit risk of our loan portfolio we have grouped loans that are driving the majority of charge-offs by type, LTV and FICO. We expect the following three groups of high-risk loans to drive the majority of the credit losses going forward:

•	$18.6 billion in subprime loans;
•	$15.1 billion in home equity seconds with combined loan-to-values greater than 80 percent that were originated in 2005 through 2007; and
•	$2.1 billion of prime Option ARMs with loan-to-values greater than 80 percent that were originated in 2005 through 2007.

Prepared Remarks - January 17, 2008	Page 12

The subprime portfolio is comprised of $16.1 billion in home loans and $2.5 billion of home equity loans. You will note that this portfolio comprises 44 percent of our total residential loan net charge-offs but only represents 8 percent of our total real estate loan portfolio. The subprime portfolio is the group of loans that is responsible for the largest increase in our allowance for loan losses in 2007. However, this portfolio is in runoff mode and shrank 7 percent in 2007. As it was the first portfolio to experience problems, we anticipate it will be the first to see delinquencies and losses peak. There has been significant press regarding potential stress to the subprime borrower as a result of their rates adjusting upward. We have been very proactive in working with our subprime customers to modify their loans to minimize that risk.

The second group of loans comes from our home equity portfolio. At year end only 30 percent or $17.8 billion of our home equity loans were second lien and had original CLTVs greater than 80 percent. Of that amount $15.1 billion of those loans were originated between 2005 and 2007 when home values were near their peak. So we have broken these out and identified them as being a high risk group. In the fourth quarter that group of loans comprised 26 percent of our total net residential loan charge-offs but only 8 percent of our total real estate loan portfolio. Over the past two quarters we have seen the number of losses from this portfolio as well as the severity of losses increase as home values have decreased. One additional important fact is that only 6 percent of our home equity loans were originated through our wholesale channel as the majority were originated through our retail channels.

The last category is Option ARM loans. Option ARM loans with original LTVs above 80 percent totaled $3.4 billion, or 6 percent of the total Option ARM portfolio. Approximately two thirds or $2.1 billion of these loans were originated between 2005 and 2007. As you can see we don’t originate many loans at LTVs above 80 percent. However, one of the key credit events in the life of an Option ARM is when the loan recasts and minimum payments can increase dramatically. You can see on the chart that we have approximately $4.8 billion or only 8 percent of the portfolio that will be impacted by recasts in 2008. As a result of recent declines in CMT rates, the MTA index used for most of our Option ARM portfolio has declined which is also taking pressure off these borrowers. The average LTV at origination of our Option ARM portfolio was 72 percent and the current average FICO of 694. As a result, as has been the case historically, many of these borrowers may refinance their loans before the loan is recast. The $2.1 billion of high-risk loans had an average LTV at origination of 90 percent which is why we have broken them out for you.

Prepared Remarks - January 17, 2008	Page 13

During the fourth quarter, these high risk loans collectively accounted for approximately 70 percent of our total real estate loan net charge-offs, but represented only 19 percent of our total real estate loan portfolio at year end. When you exclude this group of loans, the remaining first lien loans have a weighted average LTV at origination of 66 percent and a current average FICO of 718, and the second lien loans have an average combined LTV at origination of 66 percent and current average FICO of 740. So the remaining portfolio has a solid customer profile with equity cushion to withstand declines in home values.

In contrast to our home loans portfolio, our credit card, multi-family and commercial real estate portfolios continue to perform well. The most significant external factor affecting the performance of our card portfolio is the level of unemployment, which increased during the quarter. A linked quarter increase of 30-plus day managed delinquencies to 6.47 percent from 5.73 percent and managed net credit losses to 6.90 percent from 6.37 percent, were in line with our expectations. We continue to proactively manage the credit quality of this portfolio. As Kerry commented, we are coming off cyclical low levels of losses for credit cards and we expect losses to increase in 2008 and be in the range of 8.5 to 9.5 percent.

I’ll provide my overall guidance for credit provisioning in a moment along with the other 2008 earnings drivers.

Solid Revenues and Disciplined Expense Management
As we evaluate our performance for 2007 and deploy our business plans for 2008, we have good momentum in most of our core operations despite the ongoing disruption in the capital and credit markets.

Net interest income was up slightly in 2007 as an increase in net interest margin to 2.85 percent from 2.60 percent in 2006 more than offset an 8 percent decline in average interest-earning assets as we deemphasized balance sheet growth. Most of this decline was due to our decision to sell most of our home loans production in much of 2006 and the first half of 2007 which resulted in a reduction in average home loan balances of 18 percent year over year. We expect net interest income to grow in 2008 primarily due to reductions we are seeing in the short term rates, specifically 3 month LIBOR.

Noninterest income in 2007 was down 5 percent from 2006 primarily due to approximately $1 billion in trading and AFS losses related to the disruption in the capital markets. Excluding the market valuation losses, noninterest income would have reflected solid improvement, especially by our Retail Bank. During 2007 the Retail Bank added 1.1 million net new checking accounts and generated a 13 percent year-over-year increase in depositor and other retail banking fees. We expect this strong trend in retail banking growth to continue in 2008.

Prepared Remarks - January 17, 2008	Page 14

We continued to have tight controls on our operating expenses throughout 2007. Noninterest expense, excluding the writedown of goodwill was essentially flat with 2006 despite including $143 million of expenses incurred in the fourth quarter tied to expense reduction efforts targeted to lower 2008 noninterest expense by approximately $500 million.

It’s the solid business plans in our Retail Bank, Card Services and Commercial Group along with the significant strategic shift of our Home Loans business toward the strength of our retail distribution capabilities that will provide significant revenues in 2008 to help offset the expected increase in credit losses.

Capital and Liquidity
We continue to maintain a strong liquidly position in addition to a strong tangible capital ratio of 6.67 percent. At year-end we had $3.7 billion of capital in excess of our target tangible equity to tangible asset capital ratio of 5.50%. In addition, we exceeded all the well-capitalized banking ratios by a meaningful margin. Our funding comes in large part from retail deposits generated in our stores from our core customers.  We have $144 billion in retail deposits which account for 49% of our total funding.  The remaining wholesale funding is diversified with a staggered maturity profile. At year end we had approximately $29 billion in available excess liquidity.  This amount includes FHLB borrowing capacity, other secured borrowing sources and cash/cash equivalents.

Strong and Diversified Funding

 Holding Company
    Tangible Equity to tangible assets of 6.67% ($3.7 billion above 5.50% target ratio)
    $4.4 billion in cash at the holding company
    $1.0 billion in debt maturities in 2008 – $1.5 billion in 2009
    No commercial paper outstanding

 WaMu Bank Level
    Tier 1 capital leverage ratio of 7.02% ($6.4 billion above 5.00% well-capitalized minimum)
    $144 billion in retail deposit funding (49% of total funding)
    $29 billion in available excess liquidity
    Diversified wholesale funding with staggered maturity profile

Prepared Remarks - January 17, 2008	Page 15

Earnings Driver Guidance
Now lets move on to our earnings drivers. Given the uncertainty of the economy and capital markets, 2008 performance is difficult to predict. However, the following update is our best estimate of earnings drivers for 2008.

2008 Earnings Driver Guidance
Driver	2008 Guidance
1) Average assets	0% – 5% growth
2) Net interest margin	2.90% - 3.05%
3) Credit provisioning	Q1 ‘08 $1.8 billion – $2.0billion
4) Depositor and other retail banking fees	12% – 15% growth
5) Noninterest income	≥ $6.0 billion
6) Noninterest expense	≤ $8.0billion

Average Assets
We ended the year with total assets of $328 billion which was down slightly from the end of the third quarter. Average total assets for all of 2007 were $323 billion. In December we gave a range of 0 to 5 percent growth. As we look at the current environment of a weaker economy and elevated provision levels we are still looking to be in that range but at this point I expect us to be on the low end or just about flat year over year. We also anticipate it to be an ongoing period of elevated credit provisioning. Given that environment, we will be closely managing our capital levels and therefore are expecting very little in the way of asset growth and our guidance is for average assets to be flat to up 5%.

Net Interest Margin
The net interest margin of 2.85 percent for the fourth quarter was essentially flat from the third quarter despite an additional 50 basis points decline in Fed Funds during the quarter, as illiquidity in the capital markets has limited the 3 month LIBOR rate from falling as much as Fed Funds rates.  In addition, deposit pricing pressures have reduced the positive impact from the lower fed funds rate. Since year end 3 month LIBOR has declined approximately 75 basis points due to improved liquidity and the anticipation of further rate cuts by the Fed. This will likely push our NIM to the high-end of our current guidance range of 2.90 to 3.05 percent.

Credit Provision
Our credit provision guidance is unchanged from what we stated in early December. We expect net charge-offs in the first quarter to be up 20 to 30 percent and the provision to be in the range of $1.8 to $2.0 billion. While difficult to predict, we expect the quarterly loan loss provisions for each of the remaining quarters of 2008 to be at a similar level. If actual charge-offs differ from this expectation then the provision will also be impacted.

An additional caveat I need to make to that guidance relates to the management of our credit card portfolio where the timing of securitizations is difficult to predict. Given the uncertainty of the capital market it’s possible our forecast for the timing and amount of card securitizations will change during 2008. If we retain more credit card receivables on our balance sheet we will need to increase the provision. I will keep you updated each quarter.

Prepared Remarks - January 17, 2008	Page 16

Depositor and other retail banking fees
As in 2007, we are expecting to add more than 1 million net new checking accounts in 2008. Given that expectation, our guidance for depositor and other retail banking fees is an increase of 12 to 15 percent in 2008.

Noninterest Income
Noninterest income in the fourth quarter of $1.4 billion equates to an annualized run rate of $5.5 billion. However, the fourth quarter included about $500 million of market valuation adjustments and as I’ve reviewed with you earlier we expect we will have less exposure in that area in 2008. We are also expecting the market for nonconforming residential loans to remain illiquid so have modest projections for gain on sale in 2008. Given these assumptions, our current guidance for noninterest income in 2008 is to be at or above 2007 results of $6 billion.

Noninterest Expense
Noninterest expense for 2007 totaled $10.6 billion but included a $1.8 billion charge for goodwill and $143 million for our expense reduction steps. Again, as we said in December we are targeting a reduction in noninterest expense to $8.0 billion or less in 2008.

In conclusion, although we see good revenue growth and disciplined expense management, the increased credit costs will make 2008 a challenging year. However, we begin the year with a very strong capital position. We have approximately $3.7 billion in capital above our target capital ratio of 5.50 percent. This excess equates to a capital cushion of $5.9 billion on a pretax basis.

I’ll now turn it back over to Kerry for his closing comments.

Prepared Remarks - January 17, 2008	Page 17

Kerry Killinger Chairman and CEO (continued)
Thanks, Tom.

There's no question that elevated provisioning will impact earnings in 2008.  But it is also inevitable that provisioning will decrease with time.  The key is to separate the cyclical effects from the secular earnings power of the company.  Until 2007, this company had a 10-year average return on average assets of 1.09%, which is consistent with our long term target of earning high teens ROCE.  Until the environment improves, our senior leaders will be primarily focused on credit, capital management, liquidity and expense reduction.

In addition, I hope it's clear that we will be uncompromising in our commitment to turn this company around.  Performance is paramount.  And to this end, I will not accept a cash bonus for 2007, and bonuses for the management team have been greatly reduced commensurate with our results.  We all understand that we have to do better – and we will.

We're now focused on 2008, which we know will be a challenging year.  However, we will not lose sight of the fact that we have a powerful banking franchise that is at the center of our business strategies.  Our retail and small business banking efforts are paying off.  Our card services and commercial groups are vital and continue to do well.  Our brand is valuable and strong.  Our core businesses continue to perform, and we’re determined to leverage them to return WaMu to the level of profitability our shareholders expect and deserve.

With that, Tom, Steve and I would be happy to take your questions.

WaMu

Q4 2007 Prepared Remarks Appendix

Credit Risk Management

January 17, 2008

1 Credit Risk Management Q4 2007 Prepared Remarks Appendix January 17, 2008

Loan Portfolio Mix

$244.4 Billion
As of 12/31/07
($ in billions)
Other
$2.4
1%
Other Commercial
$11.4
5%
Credit Cards[3]
$8.8
4%
Subprime
Mortgage
Channel
$18.6
7%
Multi-Family
$31.8
13%
Home Equity[2]
$61.0
25%
Single-Family
Residential[1]
$110.4
45%

WaMu
2

2 Loan Portfolio Mix $244.4 Billion As of 12/31/07 ($ in billions) 1Single-Family Residential excludes Custom and Builder Construction and home loans in the Subprime Mortgage Channel. 2Home Equity excludes home equity loans included in the Subprime Mortgage Channel. 3Managed Credit Card balances are $18.4 billion higher. Single-FamilyResidential1 $110.4 45% Home Equity2 $61.0 25% 13% Multi-Family
$31.8 SubprimeMortgage Channel $18.6 Credit Cards3 $8.8 Other Commercial $11.4 Other $2.4 7% 4% 5% 1%

Single-Family Residential Portfolio[1]

Current FICO = 709

Original LTV = 70%
Est. Current LTV[2] = 62%

Est. Current LTV >90% = 2%
Est. Current LTV >80% = 16%

SFR
Annualized NCO Rate
Period End Portfolio Balance ($ in billions)
$120
$100
$80
$60
$40
$20
$0
Annualized NCO Rate
0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
$110.0
$114.1
$99.5
$93.5
$88.5
$105.9
$110.4
0.04%
0.03%
0.04%
0.14%
0.09%
0.21%
0.37%
2004
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu
3

3 1Excludes Custom and Builder Construction and home loans in the Subprime Mortgage Channel. 2Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007). Current FICO = 709 Original LTV = 70% Est. Current LTV2 = 62% Est. Current LTV >90% = 2% Est. Current LTV >80% = 16%Title: Single-Family Residential Portfolio1

Option ARM Portfolio

Amount by which the current principal balance exceeds the original principal balance
Loan balance
Current > original balance as a % of loan balance
Period End Portfolio Balance ($ in billions)
Current > original balance as a % of loan balance
$80
$70
$60
$50
$40
$30
$20
$10
$0
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
2004
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07
$66.3
$0.01
$66.3
0.02%
$71.2
$0.16
$71.0
0.22%
$63.6
$0.89
$62.7
1.40%
$58.1
$1.12
$57.0
1.93%
$53.5
$1.30
$52.2
2.42%
$57.8
$1.50
$56.3
2.59%
$57.0
$1.73
$55.3
3.04%

WaMu

4

4 Current FICO = 694 Original LTV = 72% Est. Current LTV = 66% Est. Current LTV1 >90% = 3% Est. Current LTV >80% = 25% $0.01 $0.16 $0.89 $1.12 $66.3 $71.2 $63.6 $58.1 $1.30 $53.5 Current > original balance as a % of loan balance Option ARM Portfolio Period End Portfolio Balance ($ in billions) $1.50 $57.8 $1.73 $57.0 1Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007).

Option ARM Portfolio Resets

Balance by Recast Year
Period End Portfolio Balance ($ in billions)
$20
$16
$12
$8
$4
$0
$4.8
$7.9
$14.4
$13.7
$14.4
2008
2009
2010
2011
2012

WaMu

5

5 Option ARM Portfolio Resets Period End Portfolio Balance ($ in billions)As of 12/31/2007. Assumes that all included balances recast no earlier than five years.

Home Equity Loan / Home Equity LOC Portfolio[1]

2nd Lien HEL/HELOC
1st Lien HEL/HELOC
Annualized NCO Rate
Period End Portfolio Balance ($ in billions)
Annualized NCO Rate
$70
$60
$50
$40
$30
$20
$10
$0
2.00%
1.75%
1.50%
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
$43.6
$50.8
$52.9
$53.4
$55.8
$59.1
$61.0
$22.0
$32.1
$38.1
$39.3
$41.2
$43.4
$44.8
$21.6
$18.7
$14.8
$14.1
$14.6
$15.7
$16.2
0.05%
0.04%
0.04%
0.20%
0.38%
0.70%
1.63%
2004
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu 6

6 Current FICO = 729 Original Combined LTV = 73% Est. Current Combined LTV = 65% Est. Current Combined LTV2 >90% = 10% Est. Current Combined LTV >80% = 29% 1Excludes home equity loans included in the Subprime Mortgage Channel. 2Estimated combined loan-to-value ratio based on OFHEO September 2007 data (released November 2007). Home Equity Loan / Home Equity LOC Portfolio1$43.6 $50.8 $52.9 $53.4 $55.8 $59.1 $61.0

Subprime Mortgage Channel Portfolio[1]

Home Loans
Home Equity Loans
Subprime Home Loan NCO Rate
Subprime Home Equity NCO Rate
Total SMC Annualized NCO Rate
Period End Portfolio Balance ($ in billions)
Annualized NCO Rate
$25
$20
$15
$10
$5
$0
20.0%
16.0%
12.0%
8.0%
4.0%
0.0%
$19.2
$19.2
$21.2
$21.2
$20.8
$2.1
$18.7
$20.4
$2.8
$17.6
$20.5
$2.9
$17.6
$20.0
$2.7
$17.3
$18.6
$2.5
$16.1
0.23%
0.23%
0.66%
0.76%
1.83%
2.84%
5.65%
2004
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu 7

7 1Comprised of mortgage loans purchased from recognized subprime lenders and mortgage loans originated under the Long Beach Mortgage name and held for investment. 2Estimated loan-to-value ratio based on OFHEO September 2007 data (released November 2007). 3Estimated combined loan-to-value ratio based on OFHEO September 2007 data (released November 2007). Home Loans Current FICO = 607 Original LTV = 78% Est. Current LTV = 70% Est. Current LTV2 >90% = 7% Est. Current LTV >80% = 28% Home Equity Current FICO = 673Original Combined LTV = 94% Est. Current Combined LTV = 92% Est. Current Combined LTV3 >90% = 67% Est. Current Combined LTV >80% = 89% $19.2 Subprime Mortgage Channel Portfolio1 $21.2 $20.8 $20.4 $20.5 $20.0 $18.6

Subprime Mortgage Channel[1] Resets

Already reset or fixed
Expected reset
Period End Portfolio Balance ($ in billions)
$15
$12
$9
$6
$3
$0
$9.1
$4.1
$2.3
$1.7
$1.4
Fixed
Loans Reset in 2007 & Prior
2008
2009
2010+

WaMu
8

8 Subprime Mortgage Channel1 Resets Period End Portfolio Balance ($ in billions)1Comprised of mortgage loans purchased from recognized subprime lenders and mortgage loans originated under the Long Beach Mortgage name and held for investment.

Commercial Portfolio

Other Commercial[1]
Multi-Family Lending
Annualized Other Commercial NCO Rate
Annualized Multi-Family NCO Rate
Period End Portfolio Balance ($ in billions)
Annualized NCO Rate
$50
$40
$30
$20
$10
$0
-$10
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
-0.25%
$31.2
$8.9
$22.3
0.07%
0.00%
$32.8
$7.2
$25.6
0.29%
-0.01%
$38.6
$8.4
$30.2
0.30%
0.00%
$38.0
$8.5
$29.5
0.33%
0.00%
$38.0
$8.7
$29.3
0.59%
0.00%
$41.0
$10.2
$30.8
0.68%
0.00%
$43.2
1.06%[2]
$11.4
$31.8
0.05%
2004
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu 9

9 1Other Commercial consists of Other Real Estate and Commercial Loans. 2Charge-off for Other Commercial are almost entirely driven from discontinued operations, a $1.9 billion portfolio.
1 $31.2 $32.8 $38.6 $38.0 $38.0 Commercial Portfolio $41.0 $43.2 2

Managed Card Services Portfolio

Managed Card Services
Managed Annualized NCO Rate
Period End Managed Receivables ($ in billions)
Annualized NCO Rate
$30
$25
$20
$15
$10
$5
$0
15%
12%
9%
6%
3%
0%
$18.5
$20.0
$23.5
$23.6
$25.0
$26.2
$27.2
11.65%
7.72%
5.83%
6.31%
6.49%
6.37%
6.90%
2004[1]
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu

10

10 1Data presented for periods prior to 4Q ‘05 is for Providian Financial Corp. Managed Card Services Portfolio 1

Nonperforming Assets

Nonperforming Assets $
Nonperforming Assets as a % of Total Assets
Period End Balance ($ in millions)
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
NPA Rate
2.50%
2.25%
2.00%
1.75%
1.50%
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
0.58%
0.57%
0.80%
1.02%
1.29%
1.65%
2.17%
$1,795
$1,962
$2,775
$3,259
$4,025
$5,451
$7,102
2004
2005
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu
11

11 Nonperforming Assets

Allowance for Loan and Lease Losses

Allowance for loan and lease losses (period end)
Net Charge-offs
Provision
Allowance as a % of loans held in portfolio
Period End Balance ($ in millions)
Allowance as a % of Loans Held in Portfolio
$2,800
$2,400
$2,000
$1,600
$1,200
$800
$400
$0
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
$1,695
0.74%
$244
$316
$1,630
0.72%
$510
$816
$1,540
0.71%
$183
$234
$1,560
0.73%
$271
$372
$1,889
0.80%
$421
$967
$2,571
1.05%
$747
$1,534
2005[1]
2006
1Q '07
2Q '07
3Q '07
4Q '07

WaMu
12

12 1Net charge-offs and provision for 2005 reflect the acquisition of Providian on 10/1/2005. Allowance for Loan and Lease Losses1

Current Credit Quality Metrics – Home Loans Portfolio

December 2007		Current FICO[5]				
		>=660	620-659	580-619	<580	Total
Estimated Current Loan-to-Value	**Home Loans[1,2]**					
	<=80%	63%	7%	4%	9%	**83%**
	>80-90%	9%	2%	1%	3%	**15%**
	>90%	1%	0%	0%	1%	**2%**
	Total	**73%**	**9%**	**5%**	**13%**	**100%**
Estimated Current Combined Loan-to-Value	**Home Equity Loans[3,4]**					
	<=80%	62%	3%	2%	2%	**69%**
	>80-90%	15%	2%	1%	1%	**19%**
	>90%	9%	1%	1%	1%	**12%**
	Total	**86%**	**6%**	**4%**	**4%**	**100%**

WaMu 13

13 Current Credit Quality Metrics – Home Loans  Portfolio 1Includes first-lien home loans in the subprime mortgage channel. 2Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007). 3Includes the HELOC and HEL portfolios and home equity loans in the subprime mortgage channel. 4Estimated combined loan-to-value calculations based on OFHEO September 2007 data (released November 2007). 5Current FICO scores refreshed with TransUnion data. December 2007

Single-family Residential Portfolio[1]

Loan-to-Value at Origination	Portfolio by Vintage as of 12/31/07					
UPB ($MM)	2004 & Prior	2005	2006	2007	Total $[2]	Total %
<=50%	$4,127	$1,340	$903	$2,967	$9,336	8%
>50-60%	$4,172	$1,826	$1,461	$4,039	$11,498	10%
>60-70%	$9,452	$5,271	$3,867	$7,868	$26,458	24%
>70-80%	$16,337	$11,241	$10,277	$17,841	$55,696	51%
>80-90%	$1,902	$688	$608	$1,599	$4,797	4%
>90%	$1,260	$196	$204	$432	$2,092	2%
Total $[2]	$37,250	$20,562	$17,320	$34,745	$109,878	100%
Total %	34%	19%	16%	32%		
Average Original LTV	69%	71%	72%	70%	70%	
Avg Estimated Current LTV[3]	46%	66%	75%	71%	62%	
Average Original FICO	698	706	703	720	707	

WaMu 14

14 Single-family Residential Portfolio1Loan-to-Value at Origination 1Excludes Custom and Builder Construction and home loans in the Subprime Mortgage Channel. 2Excludes accounting adjustments and invalid vintage and OLTV values; negative amortization is included in the loan balances. 3Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007).

Single-Family Residential Option ARMs[1]

Loan-to-Value at Origination	Portfolio by Vintage as of 12/31/07					
UPB ($MM)	2004 & Prior	2005	2006	2007	Total $[2]	Total %
<=50%	$1,107	$758	$491	$605	$2,961	5%
>50-60%	$1,267	$1,076	$883	$1,132	$4,359	8%
>60-70%	$3,845	$3,525	$2,835	$2,941	$13,146	24%
>70-80%	$7,765	$7,428	$8,421	$7,541	$31,155	57%
>80-90%	$952	$496	$504	$797	$2,749	5%
>90%	$258	$92	$152	$103	$606	1%
Total $[2]	$15,195	$13,376	$13,285	$13,121	$54,977	100%
Total %	28%	24%	24%	24%		
Average Original LTV	71%	71%	73%	73%	72%	
Avg Estimated Current LTV[3]	49%	68%	77%	74%	66%	
Average Original FICO	691	701	699	710	700	

WaMu

15

15 Single-Family Residential Option ARMs1Loan-to-Value at Origination 1Excludes Custom and Builder Construction and home loans in the Subprime Mortgage Channel. 2Excludes accounting adjustments and invalid vintage and OLTV values; negative amortization is included in the loan balances.3Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007).

1st & 2nd Lien Home Equity Portfolio[1]

Loan-to-Value at Origination	Portfolio by Vintage as of 12/31/07					
UPB ($MM)	2004 & Prior	2005	2006	2007	Total $[2]	Total %
<=50%	$2,895	$1,340	$1,515	$1,504	$7,255	12%
>50-60%	$1,831	$931	$991	$1,037	$4,790	8%
>60-70%	$2,678	$1,522	$1,550	$1,706	$7,456	13%
>70-80%	$6,029	$4,232	$3,997	$4,857	$19,116	32%
>80-90%	$2,730	$4,057	$5,693	$6,624	$19,104	32%
>90%	$618	$232	$271	$567	$1,688	3%
Total $[2]	$16,782	$12,315	$14,017	$16,296	$59,409	100%
Total %	28%	21%	24%	27%		
Average Original Combined LTV	68%	74%	75%	76%	73%	
Avg Est Current Combined LTV[3]	49%	65%	73%	76%	65%	
Average Original FICO	736	733	728	729	731	

WaMu
16

16 1st & 2nd Lien Home Equity Portfolio1Loan-to-Value at Origination 1Excludes home equity loans included in the Subprime Mortgage Channel. 2Excludes accounting adjustments and invalid vintage and CLTV values. 3Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007).

2nd Lien Home Equity Portfolio[1]

Loan-to-Value at Origination	Portfolio by Vintage as of 12/31/07					
UPB ($MM)	2004 & Prior	2005	2006	2007	Total $[2]	Total %
<=50%	$1,015	$654	$922	$729	$3,320	8%
>50-60%	$905	$642	$832	$685	$3,064	7%
>60-70%	$1,533	$1,158	$1,365	$1,148	$5,204	12%
>70-80%	$3,798	$3,381	$3,573	$3,349	$14,101	32%
>80-90%	$2,303	$3,694	$5,461	$5,181	$16,639	38%
>90%	$338	$100	$212	$496	$1,146	3%
Total $[2]	$9,893	$9,630	$12,364	$11,587	$43,474	100%
Total %	23%	22%	28%	27%		
Average Original Combined LTV	73%	76%	77%	78%	76%	
Avg Est Current Combined LTV[3]	54%	68%	75%	78%	69%	
Average Original FICO	731	730	725	725	728	

WaMu
17

17 2nd Lien Home Equity Portfolio1Loan-to-Value at Origination 1Excludes home equity loans included in the Subprime Mortgage Channel. 2Excludes accounting adjustments and invalid vintage and CLTV values. 3Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007).

Subprime Mortgage Channel[1]

Loan-to-Value at Origination	Portfolio by Vintage as of 12/31/07					
UPB ($MM)	2004 & Prior	2005	2006	2007	Total $[2]	Total %
<=50%	$213	$111	$255	$61	$641	3%
>50-60%	$259	$150	$229	$87	$725	4%
>60-70%	$533	$341	$504	$209	$1,587	9%
>70-80%	$1,704	$2,527	$2,382	$838	$7,451	40%
>80-90%	$1,828	$1,246	$2,054	$660	$5,787	31%
>90%	$34	$134	$1,912	$247	$2,327	13%
Total $[2]	$4,570	$4,509	$7,337	$2,101	$18,518	100%
Total %	25%	24%	40%	11%		
Average Original Combined LTV[3]	77%	79%	83%	80%	80%	
Avg Est Current Combined LTV[3,4]	57%	71%	82%	81%	73%	
Average Original FICO	624	630	660	632	641	

WaMu 18

18 Subprime Mortgage Channel1Loan-to-Value at Origination 1Comprised of mortgage loans purchased from recognized subprime lenders and mortgage loans originated under the Long Beach Mortgage name and held for investment. 2Excludes accounting adjustments and invalid vintage and CLTV values. 3Origination loan-to-value used for 1st liens and combined loan-to-value used for 2nd Liens. 4Estimated loan-to-value calculation based on OFHEO September 2007 data (released November 2007).

WaMu delinquencies vs. industry averages

Delinquencies – 2005 to 2007 Vintage

Single-Family Residential
Delinquency 90+
($ OTS)

6%
5%
4%
3%
2%
1%
0%
Industry[1]
WaMu HFI

SFR 90+ return somewhat better than industry

Option ARM
Delinquency 90+
($ OTS)

6%
5%
4%
3%
2%
1%
0%
Industry[1]
WaMu HFI

Option ARMs performance slightly better than industry

Home Equity
Delinquency 90+
($ MBA)

6%
5%
4%
3%
2%
1%
0%
Industry[2]
WaMu HFI

Home equity performance comparable to industry

Subprime
Delinquency 90+
($ OTS)

20%
15%
10%
5%
0%
Industry[1]
WaMu HFI Subprime Mortgage Channel

Subprime performance somewhat better than industry

WaMu
19

19 Single-Family ResidentialDelinquency 90+ ($ OTS) Option ARM Delinquency 90+ ($ OTS)Home Equity Delinquency 90+ ($ MBA) Subprime Delinquency 90+ ($ OTS) WaMu delinquencies vs. industry averagesDelinquencies – 2005 to 2007 Vintage 1 SFR 90+ return somewhat better than industry Option ARMs performance slightly better than industry Home equity performance comparable to industry Subprime performance somewhat better than industry 1LoanPerformance TS Securities through November 2007. 2LoanPerformance HELOC/Seconds through November 2007. 1 1 2

20 This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K and “Cautionary Statements” in our Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 which include: Volatile interest rates and their impact on the mortgage banking business; Credit risk; Operational risk; Risks related to credit card operations; Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; Competition from banking and nonbanking companies; General business, economic and market conditions; Reputational risk; Liquidity risk; and Valuation risk. There are other factors not described in our 2006 Form 10-K and Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 which are beyond the Company’s ability to anticipate or control that could cause results to differ. Cautionary Statements